Exhibit 3.2

BY-LAWS

OF

CONMED CORPORATION

Effective April 16, 2020

ARTICLE I

Stockholders

Section 1.1.    Annual Meeting. A meeting of stockholders shall be held annually for the election of directors and the transaction of other business on such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be designated by the Board of Directors (the “Board”) of CONMED Corporation (the “Corporation”) from time to time.

Section 1.2.    Special Meetings.

(a)    Special meetings of the stockholders of the Corporation may be called at any time by the Board, the Chair of the Board, if any, the Lead Independent Director, if any, the President or by stockholders of the Corporation as provided in this Section 1.2, in each case to be held at such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held by means of remote communication, as may be stated in the notice of the meeting.

(b)    A special meeting of the stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Secretary upon the written request (each, a “Special Meeting Request”) of one or more stockholders who have continuously held of record for at least one year as of the date of the Secretary’s receipt of the request to call a special meeting “Net Long Shares” (as defined in clause (i) of this Section 1.2(b)) representing in the aggregate at least twenty-five percent (25%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (such Net Long Shares held for the requisite period, the “Requisite Percentage”) subject to the following:

(i)    For purposes of calculating the Requisite Percentage, a requesting stockholder’s “Net Long Shares” shall be limited to the number of shares beneficially owned, directly or indirectly, by each requesting stockholder that constitute such stockholder’s “net long position” as defined in Rule 14e-4 under the Exchange Act; provided that (i) for the purposes of such definition, reference in such rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the date of the Secretary’s receipt of the relevant Special Meeting Request, (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Company’s common stock on the New York Stock Exchange (or such other securities exchange designated by the Board if the Company’s common stock is not then listed for trading on the New York Stock Exchange) on such date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the Company, and (D) “subject security” shall refer to the issued and outstanding common stock of the Company; and (ii) the net long position of such stockholder shall be reduced by the number of shares as to which the Board determines such stockholder does not, or will not, have the right to vote on its own behalf at the proposed special meeting or as to which the Board determines that such shareholder has entered into any derivative or other agreement, arrangement, or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder or beneficial owner are acting in concert with the stockholder or beneficial owner with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute Net Long Shares shall be determined in good faith by the Board. For purposes of this Section 1.2, the word “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act.

(ii)    In order for a Stockholder Requested Special Meeting to be called by the Secretary, one or more Special Meeting Requests stating the purpose of the special meeting and the matters proposed to be acted upon at such meeting must be signed and dated by the Requisite Percentage of record holders of the common stock of the Corporation (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Corporation and must:

(A)    describe the specific purpose(s) of the meeting and the matters proposed to be acted on at such special meeting (including the text of any resolutions proposed for consideration and the language of any proposed amendment to these by-laws);

(B)    contain (x) in the case of any matter (other than a director nomination) proposed to be conducted at such Stockholder Requested Special Meeting, the information required by Sections 1.13(b)(ii)(A) and (B) of these by-laws, and (y) in the case of any director nominations proposed to be presented at such Stockholder Requested Special Meeting, the information required by Sections 1.13(b)(ii)(A), (C) and (D), and Section 1.14(d) of these by-laws;

(C)    set forth the calculation of the requesting stockholder’s Net Long Shares, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares;

(D)    include an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any reduction prior to the record date for the Stockholder Requested Special Meeting of any Net Long Shares beneficially owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and

(E)    include documentary evidence that the requesting stockholder(s) beneficially own in the aggregate not less than the Requisite Percentage as of the date of such Special Meeting Request to the Secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within ten business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Percentage as of the date on which such request is delivered to the Secretary.

(iii)    The Corporation may require the requesting stockholder(s) to furnish such other information as may be reasonably requested by the Corporation.

(iv)    The Corporation will provide the requesting stockholder(s) with notice of the record date for the determination of stockholders entitled to vote at the Stockholder Requested Special Meeting. Each requesting stockholder is required to update the notice delivered pursuant to this Section 1.2 not later than ten (10) business days after such record date to provide any material changes in the foregoing information as of such record date.

(v)    In determining whether a Stockholder Requested Special Meeting has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (y) has been dated and delivered to the Secretary within sixty (60) days of the earliest dated of such Special Meeting Requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within ten (10) business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder.

(vi)    Any requesting stockholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a special meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percentage shall have been delivered to the Corporation is referred to herein as the “Request Receipt Date”.

(vii)    A Special Meeting Request shall not be valid if:

(A)    the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;

(B)    the Request Receipt Date is during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

(C)    the purpose specified in the Special Meeting Request is not the election of directors and an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”) was presented at any meeting of stockholders held within the twelve (12) months prior to the Request Receipt Date;

(D)    a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than ninety (90) days before the Special Meeting Request was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors; or

(E)    a Similar Item is included in the Corporation’s notice as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within ninety (90) days of the Request Receipt Date.

(viii)    A Stockholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board; provided, however, that the Stockholder Requested Special Meeting shall be called for a date not more than ninety (90) days after the Request Receipt Date.

(ix)    Business transacted at any Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percentage of record holders and (ii) any additional matters that the Board determines to include in the Corporation’s notice of the meeting. If none of the stockholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

Section 1.3.    Notice of Meetings. Notice of each meeting of stockholders shall be given stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. In addition, if given by electronic mail, then such notice by electronic mail shall be deemed to be given when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the Delaware General Corporation Law to be given by electronic transmission). If such notice is transmitted by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the stockholder. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the Delaware General Corporation Law. For purposes of these by-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form through an automated process.

Section 1.4.    Adjournments. When a meeting of stockholders is adjourned to another time or place, it shall not be necessary to give any notice of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if the adjournment is for more than thirty days, or if after the adjournment the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record as of the new record date for determining the stockholders entitled to notice of the adjourned meeting under Section 1.3.

Section 1.5.    Waiver of Notice. Notice of meeting need not be given to any stockholder who submits a signed waiver of notice, in person or by proxy, or a waiver by electronic transmission, whether before or after the meeting. The attendance of any stockholder at a meeting, in person or by proxy, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, shall constitute a waiver of notice by such stockholder.

Section 1.6.    Inspectors. Prior to any meeting of stockholders, the Board or the President shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by electronic transmission from which it can be determined that the proxy was authorized by the stockholder, any written ballot or, if authorized by the Board, a ballot submitted by electronic transmission together with any information from which it can be determined that the electronic transmission was authorized by the stockholder, any information provided in a record of a vote if such vote was taken at the meeting by means of remote communication along with any information used to verify that any person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder, ballots and the regular books and records of the corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.7.    List of Stockholders at Meetings. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section shall require the Corporation to include electronic mail addresses or other electronic content information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal executive offices of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.8.    Quorum of Stockholders. The holders of a majority of the shares of stock entitled to vote on a matter at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at such meeting of stockholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified items of business.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

In the absence of a quorum, the stockholders present in person or represented by proxy and entitled to vote may, by a majority of the votes cast, adjourn the meeting in the manner provided by Section 1.4 of these by-laws until a quorum is so present or represented or (ii) the Chairperson of the meeting may on his or her own motion adjourn the meeting in the manner provided by Section 1.4 of these by-laws until a quorum is so present and represented without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, without notice other than announcement at the meeting, despite the absence of a quorum.

Section 1.9.    Voting; Proxies. Directors shall, except as otherwise required by law or by the certificate of incorporation, be elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. Whenever any corporate action, other than the election of directors, is to be taken by vote of the stockholders, it shall, unless a different or minimum vote is required by law or by the certificate of incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be authorized by a majority of the votes cast at the meeting of stockholders by the holders of shares entitled to vote thereon

Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent without a meeting may authorize another person or persons to act for him or her by proxy. Every proxy must be signed by the stockholder or his authorized officer, director, employee or agent or provided by electronic transmission in accordance with applicable law. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary.

The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the stockholder who executed the proxy, unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the Secretary or any Assistant Secretary.

Section 1.10.    Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a consent or consents in writing by the stockholders in accordance with, and subject to the limitations set forth in, the certificate of incorporation.

Section 1.11.    Fixing Record Date.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.11 at the adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to consent to any corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date on which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the day on which the Board adopts the resolution taking such prior action.

(c)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.12.    Organization. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the President, or in their absence by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.

Section 1.13.    Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(a)    No business shall be transacted at an annual or special meeting of stockholders, except such business as shall be properly brought before such meeting in compliance with the procedures set forth in this Section 1.13.

(b)    For any matter to be properly brought before an annual meeting of stockholders, the matter must be (i) specified in the Corporation’s notice of meeting as provided in Section 1.3 of these by-laws, (ii) otherwise brought before the meeting by or at the direction of the Board, or (iii) otherwise brought before the meeting by a stockholder of record of the Corporation entitled to vote at the meeting in compliance with the procedure set forth in this Section 1.13.

(i)    In addition to any other requirements under applicable law and the certificate of incorporation and these by-laws of the Corporation, for any matter to be brought properly before an annual meeting by a stockholder pursuant to subsection (iii) above, written notice by the stockholder (the “Stockholder Notice”) of any director nomination or other proposal must be addressed and delivered to the Corporation, or mailed to the Corporation, postage prepaid, and received, at the principal executive office of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary date of the annual meeting for the preceding year (which shall include for all purposes hereunder, in the case of the first annual meeting of stockholders following the merger of CONMED Corporation, a New York corporation (the “New York Corporation”), with and into the Corporation, the first anniversary of the annual meeting of the New York Corporation’s shareholders for the preceding year); ; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends within thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed.

(ii)    The Stockholder Notice must set forth in writing:

(A)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)     the name and address of such stockholder as they appear in the Corporation’s books, and of such beneficial owner, if any;

(2)     (i) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record and/or owned beneficially by the stockholder and such beneficial owner, if any, and a representation that the stockholder and beneficial owner, if any, will notify the Corporation in writing of the class or series and number of such shares owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date and the date notice of the record date is first publicly announced;

(ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(iii) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and beneficial owner, if any, has a right to vote any shares of any security of the Corporation;

(iv) any short interest in any security of the Corporation (for purposes hereof, a person or entity shall be deemed to have a short interest in a security if such person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(v) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and beneficial owner, if any, that are separated or separable from the underlying shares of the Corporation;

(vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

(vii) any performance-related fees (other than an asset-based fee) that such stockholder and beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by such stockholder’s and beneficial owner’s, if any, affiliates, any person or entity with whom such stockholder and beneficial owner, if any, is acting in concert or members of such stockholder’s and beneficial owner’s, if any, immediate family sharing the same household;

(3)     any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(4)     a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting on the matter proposed and intends to appear in person or by proxy at such meeting to propose such nomination or other business; and

(5)     if the stockholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.

(B)    if the notice relates to any business that the stockholder proposes to bring before the meeting other than a nomination of a director or directors:

(1)     a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, any material interest of such stockholder and beneficial owner, if any, on whose behalf the business is being proposed and of each of their respective affiliates or associates or others acting in concert therewith, if any, in such business and, in the event that such business includes a proposal to amend the by- laws of the Corporation, the language of the proposed amendment; and

(2)     a description of all agreements, arrangements and understandings between such stockholder and/or beneficial owner, if any, and any other person or persons (including the names of such persons) in connection with the proposal of such business by such stockholder.

(C)    If the stockholder proposes to nominate a person for election or reelection to the Board:

(1)     as to each person whom the stockholder proposes to nominate for election or reelection to the Board:

(i)    all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated by the Securities and Exchange Commission under Regulation S-K (or any successor rule or regulation) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such “registrant”; and

(iii)     such other information as may be necessary to enable the Board to make an informed determination as to whether such nominee, if elected, would be an “independent director” as defined in the rules and regulations of the New York Stock Exchange or any other stock exchange on which the Corporation’s Common Stock is listed or quoted, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(2)     the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3)     a representation and warranty that the candidacy or, if elected, Board membership of each person whom the stockholder proposes to nominate for election or reelection to the Board would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(4)     a representation and warranty that each person whom the stockholder proposes to nominate for election or reelection to the Board:

(i)     does not have any direct or indirect relationship with the Corporation that would cause such person to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

(ii)     meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

(iii)     is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(iv)     is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(v)     is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such person;

(5)    details of any position where each person whom the stockholder proposes to nominate for election or reelection to the Board has served as an officer or director of any competitor (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the products produced, services provided or business activities engaged in by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Stockholder Notice;

(D)     The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably request.

(c)    For any matter to be properly brought before a special meeting of stockholders, the matter must be set forth in the Corporation’s notice of such meeting given by or at the direction of the Board or by the Secretary of the Corporation pursuant to Section 1.2(b) of these by-laws. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any stockholder entitled to vote for the election of such director(s) at such meeting may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of such meeting, but only if a Stockholder’s Notice containing the information required by subsection (b) of this Section 1.13 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting

(d)    For purposes of this Section 1.13, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release issued by the Corporation and distributed by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e)    For purposes of this Section 1.13, (i) “affiliate” and “associate” have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership, and (ii) “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act.

(f)    In no event shall the postponement or adjournment of an annual or special meeting (whether or not already publicly noticed), or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 1.13.

(g)    This Section 1.13 shall not apply to (i) any stockholder proposal made pursuant to Rule 14a-8 of the Exchange Act, (ii) any director nomination pursuant to Section 1.14 or (iii) any Stockholder Requested Special Meeting (except as specifically provided in Section 1.13(c)).

(h)    The Chair of any meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that any business was not properly brought before the meeting in accordance with the provisions prescribed by these by-laws and, if he or she should so determine, he or she shall so declare to the meeting and, to the extent permitted by law, any such business not so properly brought before the meeting shall not be transacted; provided that nothing herein shall prevent the Board or any duly authorized committee thereof from making such determinations in advance of any meeting of stockholders. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(i)    Nothing in this Section 1.13 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 1.14.    Proxy Access for Stockholder Nominations of Directors.

(a)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 1.14, if expressly requested in the relevant Proxy Access Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)    the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board, all applicable conditions and complied with all applicable procedures set forth in this Section 1.14 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii)    disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii)    any statement included by the Nominating Stockholder in the Proxy Access Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section 1.14(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv)    any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 1.14 and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 1.14, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Corporation designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The Chair of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 1.14 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(b)    Maximum Number of Nominees.

(i)    The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 1.14 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 1.14, as determined by the Board; (3) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board. In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Proxy Access Notice as set forth in Section 1.14(d) below but before the date of the annual meeting, and the Board resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)    If the number of Nominees pursuant to this Section 1.14 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Proxy Access Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 1.14(d), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 1.14, as determined by the Board, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)    Eligibility of Nominating Stockholder.

(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 1.14(c) continuously for the three-year period specified in subsection (ii) below or (2) provides to the Secretary, within the time period referred to in Section 1.14(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)    An Eligible Holder or group of up to twenty Eligible Holders may submit a nomination in accordance with this Section 1.14 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Proxy Access Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 1.14, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 1.14, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Proxy Access Notice.

(iv)    For purposes of this Section 1.14, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(A)    the full voting and investment rights pertaining to the shares; and

(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares,

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Proxy Access Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Proxy Access Notice.

(d)    Proxy Access Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) calendar days and no later than one hundred twenty (120) calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Proxy Access Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Proxy Access Notice shall be given in the manner provided herein by the later of the close of business on the date that is one hundred eighty days (180) prior to such Other Meeting Date or the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed. For purposes of this Section 1.14, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release issued by the Corporation and distributed by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(i)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii)    A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)    the information required with respect to the nomination of directors pursuant to Section 1.13 of these by-laws;

(B)    a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;

(C)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(D)    if desired, a Supporting Statement; and

(E)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.14(c) and has provided evidence of ownership to the extent required by Section 1.14(c)(i);

(iv)    a representation and warranty that the stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of changing control or influencing of the Corporation;

(v)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.14(c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting; provided, however, that any Eligible Holder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index;

(vi)    An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)    to file any written solicitation or other written communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;

(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 1.14;

(E)    in the event that any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 1.14(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

(vii)    An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:

(A)    to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(B)    at the reasonable request of the Corporate Governance and Nominating Committee, to meet with the Corporate Governance and Nominating Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board;

(C)    that such Nominee consents to being named as a nominee in the Corporation’s proxy statement and in any associated proxy card of the Corporation and agrees to serve if elected as a director of the Corporation.

(D)    that such Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct, Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors; and

(E)    that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 1.14(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.14(d) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(e)    Exceptions.

(i)    Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A)    the Corporation receives a notice pursuant to Section 1.13 of these by-laws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B)    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 1.14, the Nominating Stockholder withdraws its nomination or the Chair of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.14 and shall therefore be disregarded;

(C)    the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Corporation’s by-laws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

(D)    such Nominee was nominated for election to the Board pursuant to this Section 1.14 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

(E)    such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

(F)    the Corporation is notified, or the Board determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 1.14(c), any of the representations and warranties made in the Proxy Access Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 1.14;

(ii)    Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Proxy Access Notice, if the Board determines that:

(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)    the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE II

Board

Section 2.1.    Power of Board and Qualification of Directors. The business of the Corporation shall be managed under the direction of the Board.

Section 2.2.    Number of Directors. The number of directors constituting the entire Board shall be the number, not less than three, fixed from time to time by a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies, provided that no decrease shall shorten the term of any incumbent director.

Section 2.3.    Election and Term of Directors. Directors elected at each annual or special meeting of stockholders shall hold office until the next annual meeting of stockholders, and until their successors are elected and qualified or until their earlier resignation or removal.

Section 2.4.    Quorum of Directors and Action by the Board. Unless a greater proportion is required by law or by the certificate of incorporation, one-half of the entire Board shall constitute a quorum for the transaction of business or of any specified item of business. Except where otherwise provided by law or in the certificate of incorporation or these by-laws, the vote of a majority of the directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board.

Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board shall be filed with the minutes of the proceedings of the Board.

Except as otherwise provided by law, all corporate action to be taken by the Board shall be taken at a meeting of the Board or by unanimous written consent. Any one or more members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at such meeting.

Section 2.5.    Meetings of the Board. An annual meeting of the Board shall be held in each year as soon as practicable after the annual meeting of stockholders. Regular meetings of the Board shall be held at such times as may be fixed by the Board. Special meetings of the Board may be held at any time whenever called by the Chair of the Board, if any, the Lead Independent Director, if any, the President or any two directors.

Meetings of the Board shall be held at such places within or without the State of Delaware as may be fixed by the Board for annual and regular meetings and in the notice of meeting for special meetings.

No notice need be given of annual or regular meetings of the Board. Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, Eastern time, on the third day prior to the meeting, or by electronic transmission, telephonically or in person to the director not later than noon, Eastern time, on the day prior to the meeting. If notice is sent by mail, it shall be sent by first class mail, charges prepaid.

Notice of a meeting of the Board need not be given to any director who submits a waiver of notice whether before or after the meeting, or who attends the meeting except when the directors attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

A notice or waiver of notice need not specify the purpose of any meeting of the Board.

The Chair, if any, the Lead Independent Director, if any, or a majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. Notice of any adjournment of a meeting to another time or place shall be given in the manner described above to the directors who were not present at the time of the adjournment and, unless such time and place are announced at the meeting, to the other directors.

Section 2.6.    Resignation. Any director of the Corporation may resign at any time by giving written notice to the Board, the Chair of the Board, if any, the Lead Independent Director, if any, President or the Secretary. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.

Section 2.7.    Removal of Directors. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 2.8.    Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor has been elected and qualified.

Section 2.9.    Compensation of Directors. The Board shall have authority to fix the compensation of directors for their service on the Board or any committee thereof.

ARTICLE III

Committees

Section 3.1.    Committees of Directors. The Board, by resolution adopted by a majority of the entire Board, may designate from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and such other committees as it deems appropriate, each consisting of one or more directors, and each of which, to the extent provided in the resolution, shall have all the powers and authority of the Board, except that no such committee shall have the power or authority as to the following matters:

(a)

approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval; or

(b)	adopting, amending or repealing these by-laws.

The Board may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the directors then serving on the committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present or the unanimous written consent of all members thereof shall be the act of such committee, any one or more members of such committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time and participation by such means shall constitute presence in person at such meeting, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these by-laws.

ARTICLE IV

Officers

Section 4.1.    Officers. As soon as practicable after the annual meeting of stockholders in each year, the Board shall elect or appoint a Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer, and it may, if it so determines, elect or appoint from among its members a Chair of the Board and one or more Vice-Chair of the Board. The Board may also elect or appoint one or more Vice-Presidents, Assistant Vice-Presidents, Assistant Secretaries and Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Any two or more offices may be held by the same person, except the offices of President and Secretary.

Section 4.2.    Lead Independent Director. A majority of the independent members of the Board may elect from among the independent members of the Board a Lead Independent Director, but the election of a Lead Independent Director shall not be required. The Lead Independent Director may be removed as a Lead Independent Director by vote of a majority of the independent members of the Board. If a Lead Independent Director shall be elected, then the Lead Independent Director shall have such duties and authority as may be prescribed by the Board from time to time. For purposes of this by-law, “independent” has the meaning set forth in the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded at such time.

Section 4.3.    Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice or electronic transmission to the Board or to the President or the Secretary. Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board at any regular or special meeting.

Section 4.4.    Powers and Duties. The officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the Board and, to the extent not so prescribed, as generally pertain to their respective offices, subject to the control of the Board. Securities of other corporations held by the Corporation may be voted by any officer designated by the Board and, in the absence of any such designation, by the President, any Vice-President, the Secretary or the Treasurer. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

ARTICLE V

Shares and Transfer of Shares

Section 5.1.    Forms of Share Certificates. The shares of the Corporation may be represented by certificates or may be uncertificated shares. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Shares represented by certificates shall be in such forms as the Board may prescribe, signed by any two authorized officers of the Corporation (it being understood that each of the Chair of the Board, any Vice-Chair of the Board, the President, any Vice-President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer of the Corporation, and the Chief Executive Officer of the Corporation shall be an authorized officer for such purpose), and may be sealed with the seal of the Corporation.

The signatures of the officers upon a certificate may be by electronic signature permitted under the Delaware General Corporation Law. In case any officer who has signed or whose electronic signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of issue. Each certificate representing shares shall state upon the face thereof (1) that the Corporation is formed under the laws of the State of Delaware; (2) the name of the person or persons to whom issued; and (3) the number and class of shares, and the designation of the series, if any, which such certificate represents.

Section 5.2.    Transfers of Shares. Shares represented by certificates of the Corporation shall be transferable on the record of stockholders upon presentation to the Corporation or a transfer agent of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require.

Section 5.3.    Lost, Stolen or Destroyed Share Certificates. The Corporation may issue a new certificate for shares represented by certificates in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Corporation may require the owner of the lost or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VI

Other Matters

Section 6.1.    Corporate Seal. The Board may adopt a corporate seal; alter such seal at pleasure, and authorize it to be used by causing it or a reproduction of such seal to be affixed or impressed or reproduced in any other manner.

Section 6.2.    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 6.3.    Books to be Kept. The Corporation shall keep correct and complete books and records of account, stock transfer books, minutes of the proceedings of its stockholders and Board and such other records as may be necessary or advisable.

Section 6.4.    Interest of Directors and Officers in Transactions. No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, firm, association or other entity or organization in which one or more of its directors or officers are directors or officers, or have a substantial financial interest, shall be either void or voidable, irrespective of whether such interested director(s) or officer(s) are present at or participates in the meeting of the Board, or of a committee thereof, which approves such contract or transaction and irrespective of whether his or their votes are counted for such purpose, if:

(a)

The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b)

The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)	The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee or the stockholders.

Interested directors or officers may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 6.5.    Indemnification. Except as provided in this by-law, the Corporation shall indemnify to the full extent permitted by Delaware law each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, however, that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Corporation may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person’s heirs, executors, administrators and legal representatives.

The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law as it currently exists, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term “Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.

Section 6.6.    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, then the Superior Court of Delaware shall, or if such state courts in Delaware lack jurisdiction, the federal district court for the District of Delaware shall), be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or these by-laws (in each case, as they may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.6.

Section 6.7.    Amendments. These by-laws may be amended or repealed, and new by-laws may be adopted, by the Board, but the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.